Exhibit 99.2
News Release
For Immediate Release
Company Contact:
Jack Collins, Investor Relations
Phone: (405) 702-7460
Website: www.qrcp.net
Quest Resource Announces Termination of Merger Agreement with Pinnacle Gas
Resources and Acreage Addition in Pennsylvania
OKLAHOMA CITY — May 19, 2008 — Quest Resource Corporation (NASDAQ: QRCP) (“Quest”) announced today that its Board of Directors has terminated the merger agreement between Quest and Pinnacle Gas Resources, Inc. (NASDAQ: PINN). Pursuant to the terms of the merger agreement, either party had the right to terminate the merger agreement if the proposed merger was not completed by May 16, 2008. No termination fee is payable by Quest as a result of its termination of the merger agreement.
Quest also announced that its wholly owned New Ventures group has signed a letter of intent with a private company to enter into a farm-out agreement that would give it the right to develop approximately 30,000 net acres in Pennsylvania for a one year period. All of the acreage is within the recognized fairway of the Marcellus Shale play.
Quest plans to fund the $4 million initial cost of the agreement with existing cash balances and is formulating plans to commence drilling on the acreage in the second half of the year assuming the acquisition is consummated. At the end of the farm-out period, the Company has the option to acquire all of the acreage for an additional payment of $6.5 million. If Quest does not exercise the purchase option, it would be entitled to keep any acreage that was developed during the farm-out period.
Quest intends to fund the initial drilling with cash received from its two master limited partnerships and/or its existing credit facility. With the agreement, Quest will own the right to develop approximately 52,000 net undeveloped acres that management believes to be prospective for the Marcellus Shale. The New Ventures group has drilled, completed, and is testing the first well on the Company’s existing 22,000 net acres in the play. Based on early test results, Quest is working to connect the well to a pipeline.
Management Comment
Jerry Cash, Chairman, President, and Chief Executive Officer of Quest Resource, said, “We are disappointed that some of the conditions to closing our proposed merger with Pinnacle were not satisfied as of May 16, 2008. After much consideration, our Board of Directors determined it was in the Company’s best interest to pursue other opportunities at this time. We are excited about the potential our experienced technical team has identified on our growing acreage position in the Marcellus Shale play, and we look forward to developing that acreage.”
About Quest Resource Corporation
Quest Resource Corporation is a fully integrated E&P company that owns 100% of the general partner and a 57% limited partner interest in Quest Energy Partners, L.P. and 85% of the general partner and a 36% limited partner interest in Quest Midstream Partners, L.P. Quest Resource operates and controls Quest Energy Partners and Quest Midstream Partners through its ownership of their general partners. For more information, visit the Quest Resource website at www.qrcp.net.
Quest Energy Partners, L.P. was formed by Quest Resource Corp. to acquire, exploit and develop natural gas and oil properties and to acquire, own, and operate related assets. The partnership owns more than 2,300 wells and is the largest producer of natural gas in the Cherokee Basin, which is located in southeast Kansas and northeast Oklahoma and holds a drilling inventory of nearly 2,100 locations. For more information, visit the Quest Energy Partners website at www.qelp.net.

Quest Midstream Partners, L.P. was formed by Quest Resource Corp. to acquire and develop transmission and gathering assets in the midstream natural gas and oil industry. The partnership owns approximately 2,000 miles of natural gas gathering pipelines and over 1,100 miles of interstate natural gas transmission pipelines in Oklahoma, Kansas, and Missouri. For more information, visit the Quest Midstream Partners website at www.qmlp.net.
Forward-Looking Statements
Opinions, forecasts, projections or statements other than statements of historical fact, are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although Quest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. In particular, the forward looking statements made in this release are based upon a number of financial and operating assumptions that are subject to a number of risks, including the uncertainty involved in exploring for and developing new natural gas reserves, the sale prices of natural gas and oil, labor and raw material costs, the availability of sufficient capital resources to carry out the anticipated level of new well development and construction of related pipelines, environmental issues, weather conditions, competition and general market conditions. Actual results may differ materially due to a variety of factors, some of which may not be foreseen by Quest. These risks, and other risks are detailed in Quest’s filings with the Securities and Exchange Commission, including risk factors listed in Quest’s latest annual report on Form 10-K and other filings with the Securities and Exchange Commission. You can find Quest’s filings with the Securities and Exchange Commission at www.qrcp.net or at www.sec.gov. By making these forward-looking statements, Quest undertakes no obligation to update these statements for revisions or changes after the date of this release.